Exhibit 99.1

FOR IMMEDIATE RELEASE
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Jeanie Herbert, Investor Relations
858-882-6084
jherbert@leapwireless.com

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter and Completes Launch of Approximately 20 Million Covered POPs by Year End
~ Leap Finishes Year of Strong Execution with Solid Growth in Existing Markets,
Launch of 14 New Markets, Purchase of Additional Spectrum
and Enhanced Capital Structure ~
SAN DIEGO — February 27, 2007 — Leap Wireless International, Inc. [NASDAQ: LEAP], a leading provider of innovative and value-driven wireless communications services, today announced financial and operational results for the fourth quarter and year ended December 31, 2006. Both periods showed significant growth in total consolidated revenues, lifted by strong year-over-year improvements in net customer additions and average revenue per user (ARPU).
“Our 2006 results reflect well-executed strategies for growth, anchored on the distinct value of our unlimited service propositions and the low-cost structure supporting these strategies,” said Doug Hutcheson, Leap’s chief executive officer and president. “In 2006, Leap and its joint ventures expanded Cricket® coverage to approximately 48 million covered POPs, completing this process on time and within budget. Our fourth quarter and full year 2006 results reflect the contributions of this new market activity on customer additions, as well as the expected initial negative impact of new market launch activity on consolidated operating and net income.”
Key Reported Results
(Amounts in millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2006	2005	Change	2006	2005	Change
	(Unaudited)	(Unaudited)

Service revenues	$277.1	$194.3	42.6%	$972.8	$763.7	27.4%
Total revenues	$314.5	$228.9	37.4%	$1,136.7	$914.7	24.3%
Operating income (loss)	$(9.5)	$10.8	NM*	$43.8	$69.8	(37.2)%
Net income (loss)	$(39.4)	$5.0	NM	$(4.1)	$30.0	NM
Diluted net income (loss) per share	$(0.60)	$0.08	NM	$(0.07)	$0.49	NM

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 2 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

Key Operating and Financial Metrics
(Amounts in millions, except customer data and operating metrics)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2006	2005	Change	2006	2005	Change
Adjusted OIBDA	$58.9	$64.2	(8.3)%	$276.4	$275.0	0.5%
Adjusted OIBDA as a percentage of service revenue	21%	33%	(11)%	28%	36%	(7)%
Gross customer additions	519,229	245,817	111.2%	1,455,810	872,271	66.9%
Net customer additions	262,457	45,767	473.5%	592,237	117,376	404.6%

End of period customers	2,229,826	1,688,293	32.1%	2,229,826	1,668,293	33.7%
Weighted-average customers	2,067,122	1,630,011	26.8%	1,861,477	1,608,782	15.7%
Churn	4.1%	4.1%	—	3.9%	3.9%	—
Average revenue per user (ARPU)	$44.68	$39.74	12.4%	$43.55	$39.56	10.1%
Cash cost per user (CCU)	$20.21	$18.67	8.2%	$19.95	$18.89	5.6%
Cost per gross addition (CPGA)	$179	$158	13.3%	$172	$142	21.1%

Cash purchases of property and equipment (capital expenditures)	$245.9	$126.5	94.4%	$590.5	$208.8	182.8%
*Not meaningful
The financial and operating data presented in this press release, including customer information, reflect the consolidated results of Leap, its subsidiaries and its non-controlled joint ventures, Alaska Native Broadband 1, LLC (ANB 1), LCW Wireless, LLC (LCW Wireless) and Denali Spectrum, LLC (Denali).
For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Fourth Quarter Discussion
The Company’s solid operational performance for the fourth quarter of 2006 was led by the addition of approximately 262,000 net new customers, more than four times net customer additions for the fourth quarter of 2005, and reflecting year-over-year continued growth in existing Cricket markets and strong performance in new Cricket markets launched during 2006. Customer churn was 4.1 percent, comparable to the prior year quarter. Total revenues grew 37 percent over the prior year quarter, reflecting a 43 percent increase in service revenues driven by continued strong customer demand for Cricket’s higher-value rate plans, combined with a 27 percent increase in weighted-average customers over the prior year period.
Adjusted OIBDA for the fourth quarter of 2006 was $58.9 million, down $5.3 million from adjusted OIBDA of $64.2 million for the fourth quarter of 2005, with significant year-over-year improvements in existing market financial performance offset by the expected initial operating losses in newly launched Cricket markets and the increased acquisition expenses associated with seasonally strong

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 3 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

gross customer additions. For the fourth quarter, net loss was $39.4 million, compared to $5 million of net income for the corresponding quarter of the prior year. Capital expenditures for the fourth quarter were $245.9 million, up from $126.5 million in the prior year quarter, reflecting the large network construction costs associated with network build-out in new markets and the upgrade of existing markets to CDMA2000 1xEvDO Rev0 technology.
“Our adjusted OIBDA performance was solid, even as we absorbed the initial costs associated with stronger than anticipated new customer growth without the full benefit of the recurring margin these customers are expected to generate,” said Amin Khalifa, executive vice president and chief financial officer. “Our existing markets, which we define as those markets in operation at the end of 2005, delivered another solid quarter, underscored by an all-time high ARPU of $44.68 in the fourth quarter, and estimated existing market adjusted OIBDA up 35 percent over the prior year period. We believe that the operational and financial results reported today continue to demonstrate our commitment to balancing our growth opportunities with cost management efforts across all dimensions of the business.”
Market and Business Developments
During the fourth quarter, Leap, together with its joint venture partners:
•	Surpassed two million customers

•	Successfully launched Cricket® service in Kansas City, Portland and San Diego, covering an additional 6.4 million potential new customers (POPs), bringing total potential customers covered by Cricket service to approximately 48 million, thus completing the planned build-out of new Auction #58 markets (2007 population estimate)

•	Initiated a $50 unlimited rate plan, featuring unlimited mobile web access and unlimited in-network roaming in all Cricket markets

•	Completed the previously announced acquisition of 13 licenses covering 5.0 million POPs in North and South Carolina from Urban-Comm North Carolina, Inc.

•	Announced a definitive agreement to provide users with direct access in 2007 to Google’s* popular search engine, as well as its e-mail and map applications

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 4 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

•	Completed a private offering of $750 million of senior notes, with proceeds used to repay outstanding indebtedness under Cricket’s bridge loan facility and for general corporate purposes, including future expenditures for the build-out and launch of new markets

•	Completed a forward sale of 6.4 million shares of Leap common stock, generating net proceeds of approximately $259 million
* Google is a trademark of Google Inc.
Full Year 2006 Discussion
Leap and its joint venture partners ended the year with approximately 592,000 net customer additions, bringing total customers served by Cricket service to 2.2 million. Customer churn for full-year 2006 was 3.9 percent, in line with that reported for full year 2005. Total revenues grew 24 percent, fueled by a 27 percent year-over-year increase in service revenues. Adjusted OIBDA for the full year was $276.4 million, or 28.4 percent of service revenue, approximately flat with adjusted OIBDA reported for 2005, despite the initial operating losses associated with new market launch activities. Average revenue per user (APRU) for the full year was $43.55, an increase of $3.99 from reported full year 2005 ARPU of $39.56. Net loss for the full year was $4.1 million compared to net income of $30 million for 2005.
Capital expenditures during 2006 were $590.5 million, up from $208.8 million in the prior year due to the company’s significant investment in additional markets and system upgrades. Total unrestricted cash, cash equivalents and short-term investments as of December 31, 2006 was $441.3 million, reflecting strong growth in cash flows generated from existing markets and financing activity associated with the purchase and expected build out of spectrum acquired through Auction #66.
Added Khalifa, “We focus relentlessly on cost leadership to deliver more value to our customers and shareholders. This year, we upgraded our systems to deliver domestic long-distance services using Voice over Internet Protocol (VoIP), improved our customer care operations through improved outsourcing and made substantial improvements in the expenses associated with customer handsets, all of which reduced service costs. In addition to considerable net customer additions in 2006, our new market launches furthered our market clustering strategy, with nearly 50 percent of our footprint now part of improved market clusters.”

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 5 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

2007 Business Outlook
Stated Hutcheson, “Due to the outstanding efforts and dedication of our employees and joint venture partners, we nearly doubled the size of our business in 2006. Building on that strong foundation, our goal in 2007 is to optimize the business in preparation for the Company’s next round of expansion. We will focus on enhancements to our Cricket service, including expanded service offerings, new strategies to improve the flexibility of customer payments and further improvements to distribution. We also intend to continue investing in the development of our market clusters and leverage our recent network technology upgrades to offer new broadband data products.”
Continued Hutcheson, “As we look ahead to financial performance in 2007, we expect the momentum we have established to continue. We anticipate continued strong customer growth in both new and existing markets and continued improvements in OIBDA, as markets launched in 2006 reach break-even and begin contributing positively to our OIBDA results. As a result, we anticipate that the business will be at, or near, levered free cash-flow** break-even for 2007, before any significant Auction #66 related expenses.”
“Last year, along with our partner Denali Spectrum, LLC, we were successful bidders on 100 new wireless licenses in Auction #66. These licenses cover approximately 110 million additional POPs (adjusted to eliminate duplication with our existing license portfolio) and are the primary source for continued company expansion. We believe that our disciplined approach to growth, combined with improving cash flow from operations, positions the Company well to deliver further value to stakeholders.”
The Company’s outlook for fiscal year 2007
•	Excluding any activity associated with the development of new Auction #66 markets, Leap expects to launch additional markets covering approximately three million potential customers by mid-2007, bringing total covered POPs in markets offering Cricket service to more than 50 million.
•	Adjusted OIBDA is expected to be between $400 million and $470 million, reflecting the Company’s expectation for continued adjusted OIBDA growth in the markets in operation at the end of 2005, and the anticipated operational and financial performance of the markets Leap and its joint ventures launched in 2006.

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 6 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

•	Capital expenditures are expected to be $280 to $320 million, excluding any significant capital expenditures associated with the development of new markets acquired by Leap and Denali in Auction #66 and any capitalized interest costs associated with the Auction #66 markets.
The Company’s outlook for first quarter 2007:
•	Net customer additions are expected to be between 260,000 to 320,000, fueled by both existing and new market customer activity.

•	Customer churn is expected to be in the range of 3.3 percent to 3.6 percent reflecting the traditional seasonal improvements in churn offset by a greater number of recently acquired customers who are more susceptible to churn and to increased churn from customer handset upgrades.

•	Adjusted OIBDA is expected to be between $80 and $90 million, reflecting the Company’s expectation for continued adjusted OIBDA growth in the markets in operation at the end of 2005 and the anticipated operational and financial performance of the markets Leap and its joint ventures launched during 2006.
Conference Call Note
As previously announced, Leap will hold a conference call to discuss its fourth quarter results, and its outlook for 2007 at 5:00 p.m. Eastern Standard Time, on Tuesday, February 27, 2007. Other forward-looking and material information may also be discussed during this call. Interested parties may listen to the call live by dialing 1-866-356-4279 or 1-617-597-5394 and entering reservation number 83922872. This call is also being web cast and can be accessed at the Investor Relations section of Leap’s website, www.leapwireless.com, or by accessing the following external websites: www.fulldisclosure.com or www.streetevents.com.
To listen to the call, please go to the website at least 15 minutes prior to the start time to register, and download and install any necessary audio software. An online replay will follow shortly after the live conference call and will be available until March 27, 2007. The telephonic rebroadcast will be available shortly after the completion of the call and will be available until close of business March 8, 2007. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 50249066. A downloadable MP3 recording of the

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 7 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

call will also be available 24 hours after broadcast. Interested listeners can download the file from the “Events” page of the Investor Relations section of Leap’s website and on Street Events at www.streetevents.com.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket® and JumpTM Mobile services. The Company and its joint ventures now operate in 22 states and hold or have won auctions for licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Notes Regarding Non-GAAP Financial Measures
Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Securities and Exchange Commission (SEC) Item 10 to Regulation S-K, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted consolidated OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 8 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.
** Levered free cash flow is defined as adjusted OIBDA, less capital expenditures, less cash interest expense and principal repayments, plus interest income.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions of management’s outlook for the first quarter of 2007, fiscal year 2007 and future years, our plans to offer our services to additional covered POPs and our expectations regarding growth and future products, and are generally identified with words such as “believe,” “intend,” “plan,” “could,” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	changes in economic conditions that could adversely affect the market for wireless services;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute market expansion plans;

•	failure of the FCC to approve the transfer to Denali Spectrum License, LLC of the wireless license for which it was named winning bidder in Auction #66;

•	delays in our market expansion plans resulting from delays in the availability of network equipment and handsets for the AWS spectrum we acquired in Auction # 66, or resulting from requirements to clear the AWS spectrum of existing U.S. Government and other private sector wireless operations, some of which are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit agreement, indenture and any future credit agreement, indenture or similar instrument;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and the Annual Report on Form 10-K for the year ended December 31, 2006 which we expect to file in the near future.
All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 9 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks of Cricket: Unlimited Access Plus, Unlimited Access, Unlimited Plus, Unlimited Classic, Jump, Travel Time, Cricket Clicks and the Cricket “K.” All other trademarks are the property of their respective owners.

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 10 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (1)
(In Thousands, Except Share Data)

	December 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$374,939	$293,073
Short-term investments	66,400	90,981
Restricted cash, cash equivalents and short-term investments	13,581	13,759
Inventories	90,185	37,320
Other current assets	63,505	29,237

Total current assets	608,610	464,370
Property and equipment, net	1,077,755	621,946
Wireless licenses	1,563,958	821,288
Assets held for sale	8,070	15,145
Goodwill	431,896	431,896
Other intangible assets, net	79,828	113,554
Deposits for wireless licenses	274,084	—
Other assets	87,477	38,119

Total assets	$4,131,678	$2,506,318

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$316,494	$167,770
Current maturities of long-term debt	9,000	6,111
Other current liabilities	74,637	49,627

Total current liabilities	400,131	223,508
Long-term debt	1,676,500	588,333
Deferred tax liabilities	149,728	141,935
Other long-term liabilities	86,318	36,424

Total liabilities	2,312,677	990,200

Minority interests	30,000	1,761

Commitments and contingencies
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 67,892,512 and 61,202,806 shares issued and outstanding at December 31, 2006 and 2005, respectively	7	6
Additional paid-in capital	1,769,772	1,511,580
Unearned share-based compensation	—	(20,942)
Retained earnings	17,436	21,575
Accumulated other comprehensive income	1,786	2,138

Total stockholders’ equity	1,789,001	1,514,357

Total liabilities and stockholders’ equity	$4,131,678	$2,506,318

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 11 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$277,074	$194,320	$972,781	$763,680
Equipment revenues	37,471	34,617	163,919	150,983

Total revenues	314,545	228,937	1,136,700	914,663

Operating expenses:
Cost of service (exclusive of items shown separately below)	(75,433)	(50,321)	(261,614)	(200,430)
Cost of equipment	(82,652)	(50,652)	(262,330)	(192,205)
Selling and marketing	(51,265)	(26,702)	(159,257)	(100,042)
General and administrative	(51,802)	(39,485)	(197,070)	(159,249)
Depreciation and amortization	(62,965)	(51,001)	(226,747)	(195,462)
Impairment of indefinite-lived intangible assets	—	—	(7,912)	(12,043)

Total operating expenses	(324,117)	(218,161)	(1,114,930)	(859,431)
Gains on sales of wireless licenses and operating assets	64	(6)	22,054	14,587

Operating income (loss)	(9,508)	10,770	43,824	69,819
Minority interests in consolidated subsidiaries	1,783	(31)	1,436	(31)
Interest income	7,845	3,887	23,063	9,957
Interest expense	(29,727)	(6,683)	(61,334)	(30,051)
Other income (expense), net	2,461	396	(2,650)	1,423

Income (loss) before income taxes and cumulative effect of change in accounting principle	(27,146)	8,339	4,339	51,117
Income tax expense	(12,206)	(3,389)	(9,101)	(21,151)

Income (loss) before cumulative effect of change in accounting principle	(39,352)	4,950	(4,762)	29,966
Cumulative effect of change in accounting principle	—	—	623	—

Net income (loss)	(39,352)	4,950	$(4,139)	$29,966

Basic net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	(0.60)	.08	$(0.08)	$0.50
Cumulative effect of change in accounting principle	—	—	0.01	—

Basic net income (loss) per share	(0.60)	.08	$(0.07)	$0.50

Diluted net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	(0.60)	.08	$(0.08)	$0.49
Cumulative effect of change in accounting principle.	—	—	0.01	—

Diluted net income (loss) per share	$(0.60)	$.08	$(0.07)	$0.49

Shares used in per share calculations:
Basic	65,675	60,275	61,645	60,135

Diluted	65,675	61,857	61,645	61,003

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 12 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(In thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
Operating activities:
Net cash provided by operating activities	291,232	308,280

Investing activities:
Purchases of property and equipment	(590,529)	(208,808)
Prepayments for purchases of property and equipment	(3,846)	(9,828)
Purchases of and deposits for wireless licenses	(1,018,832)	(243,960)
Proceeds from sales of wireless licenses and operating assets	40,372	108,800
Purchases of investments	(150,488)	(307,021)
Sales and maturities of investments	177,932	329,043
Changes in restricted cash, cash equivalents and short-term investments, net	(4,467)	(338)

Net cash used in investing activities	(1,549,858)	(332,112)

Financing activities:
Proceeds from long-term debt	2,260,000	600,000
Repayment of long-term debt	(1,168,944)	(418,285)
Payment of debt issuance costs	(22,864)	(6,951)
Minority interest contributions	12,402	1,000
Proceeds from issuance of common stock, net	1,119	—
Proceeds from physical settlement of forward equity sale	260,036	—
Payment of fees related to forward equity sale	(1,257)	—

Net cash provided by financing activities	1,340,492	175,764

Net increase in cash and cash equivalents	81,866	151,932
Cash and cash equivalents at beginning of period	293,073	141,141

Cash and cash equivalents at end of period	$374,939	$293,073

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 13 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

Explanatory Notes to Financial Statements
(1)	The consolidated financial statements and the schedules of reported results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of ANB 1, LCW Wireless and Denali and their wholly owned subsidiaries. The Company consolidates its interests in ANB 1, LCW Wireless and Denali in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(2)	The following table summarizes operating data for the Company’s consolidated operations for the three months ended December 31, 2006 and 2005 (unaudited, in thousands):

	Three Months Ended December 31,
					Change from Prior Year
		% of 2006		% of 2005
		Service		Service
	2006	Revenues	2005	Revenues	Dollars	Percent
Revenues:
Service revenues	$277,074		$194,320		$82,754	42.6%
Equipment revenues	37,471		34,617		2,854	8.2%

Total revenues	314,545		228,937		85,608	37.4%

Operating expenses:
Cost of service	75,433	27.2%	50,321	25.9%	25,112	49.9%
Cost of equipment	82,652	29.8%	50,652	26.1%	32,000	63.2%
Selling and marketing	51,265	18.5%	26,702	13.7%	24,563	92.0%
General and administrative	51,802	18.7%	39,485	20.3%	12,317	31.2%
Depreciation and amortization	62,965	22.7%	51,001	26.2%	11,964	23.5%

Total operating expenses	324,117	117.0%	218,161	112.3%	105,956	48.6%
Gain on sales of wireless licenses and operating assets.	64	0.0%	(6)	0.0%	70	(1,166.7)%

Operating (loss) income	$(9,508)	(3.4)%	$10,770	5.5%	$(20,278)	(188.3)%

(3)	Total share-based compensation expense related to all of the Company’s share-based awards for the three and twelve months ended December 31, 2006 and 2005 was comprised as follows (unaudited, in thousands, except per share data):

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and Completes Launch of Approximately 20 Million Covered POPs By Year End

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Cost of service	$415	$190	$1,245	$1,204
Selling and marketing expenses	533	125	1,970	1,021
General and administrative expenses	4,534	2,079	16,744	10,020

Share-based compensation expense	5,482	2,394	19,959	12,245

Share-based compensation expense per share:
Basic	$0.08	$0.04	$0.32	$0.20

Diluted	$0.08	$0.04	$0.32	$0.20

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(4)	Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month that they are disconnected; as a result, these customers are not included in churn. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5)	ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6)	CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial

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and Completes Launch of Approximately 20 Million Covered POPs By Year End

customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (in thousands, except gross customer additions and CPGA):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Selling and marketing expense	$51,265	$26,702	$159,257	$100,042
Less share-based compensation expense included in selling and marketing expense	(533)	(125)	(1,970)	(1,021)
Plus cost of equipment	82,652	50,652	262,330	192,205
Less equipment revenue	(37,471)	(34,617)	(163,919)	(150,983)
Less net loss on equipment transactions unrelated to initial customer acquisition	(3,026)	(3,775)	(4,942)	(16,188)

Total costs used in the calculation of CPGA	$92,887	$38,837	$250,756	$124,055
Gross customer additions	519,229	245,817	1,455,810	872,271

CPGA	$179	$158	$172	$142

(7)	CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to

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and Completes Launch of Approximately 20 Million Covered POPs By Year End

compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Cost of service	$75,433	$50,321	$261,614	$200,430
Plus general and administrative expense	51,802	39,485	197,070	159,249
Less share-based compensation expense included in cost of service and general and administrative expense	(4,949)	(2,270)	(17,989)	(11,224)
Plus net loss on equipment transactions unrelated to initial customer acquisition	3,026	3,775	4,942	16,188

Total costs used in the calculation of CCU	$125,312	$91,311	$445,637	$364,643
Weighted-average number of customers	2,067,122	1,630,011	1,861,477	1,608,782

CCU	$20.21	$18.67	$19.95	$18.89

(8)	Adjusted consolidated OIBDA is a non-GAAP financial measure defined as consolidated operating income less depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale of wireless licenses and operating assets; impairment of indefinite-lived intangible assets; and share-based compensation expense. Although the Company has announced substantively similar measures in the past, which we called “Adjusted Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA),” Company management now uses the term adjusted OIBDA to describe this measure as it more clearly reflects the elements of the measure. Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes adjusted consolidated OIBDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. We use adjusted consolidated OIBDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted consolidated OIBDA facilitates internal comparisons of our historical operating performance, management also uses adjusted consolidated OIBDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that adjusted consolidated OIBDA

Leap Reports More than 260,000 Net Customer Additions in the Fourth Quarter	Page 17 of 17
and Completes Launch of Approximately 20 Million Covered POPs By Year End

and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted consolidated OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•	it does not reflect capital expenditures;

•	although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted consolidated OIBDA does not reflect cash requirements for such replacements;

•	it does not reflect costs associated with share-based awards exchanged for employee services;

•	it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.
Management understands these limitations and considers adjusted consolidated OIBDA as a financial measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted consolidated OIBDA to consolidated operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted consolidated OIBDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Consolidated operating income (loss)	$(9,508)	$10,770	$43,824	$69,819
Plus depreciation and amortization	62,965	51,001	226,747	195,462

Consolidated OIBDA	$53,457	$61,771	$270,571	$265,281

Less (gains) loss on sale of wireless licenses	(64)	6	(22,054)	(14,587)
Plus impairment of indefinite-lived intangible assets	—	—	7,912	12,043
Plus share-based compensation expense	5,482	2,394	19,959	12,245

Adjusted consolidated OIBDA	$58,875	$64,171	$276,388	$274,982

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